UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2016

DOCUMENT SECURITY SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

New York	001-32146	16-1229730
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

200 Canal View Boulevard, Suite 300 Rochester, New York	14623
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (585) 325-3610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Document Security Systems, Inc. (“DSS”) and its wholly owned subsidiary, DSS Technology Management, Inc. (the “Company”), are parties to an Investment Agreement (the “Agreement”) dated February 13, 2014 (the “Effective Date”) with Fortress Credit Co LLC, as collateral agent (the “Collateral Agent”), and certain investors (the “Investors”), pursuant to which the Company contracted to receive a series of advances up to $4,500,000 (collectively, the “Advances”). Under the terms of the Agreement, on the Effective Date, the Company issued and sold a promissory note in the amount of $1,791,000, fixed return equity interests in the amount of $199,000, and contingent equity interests in the amount of $10,000, to each of the Investors, and in return received $2,000,000 in proceeds. To secure the Advances, the Company placed a lien in favor of the Investors on ten semi-conductor patents (the “Patents”) and assigned to the Investors certain funds recoverable from successful patent litigation involving these Patents, including settlement payments, license fees and royalties on the Patents. The Company is a plaintiff in various ongoing patent infringement lawsuits involving certain of the Patents.

On March 27, 2014, the Company received an additional $1,000,000 under the Agreement, and on September 5, 2014, the Company received the remaining $1,500,000 under the Agreement. In September 2015, the Company made a payment of $150,000 on the note. As of September 30, 2015, total Advances equaled $4,350,000, which consisted of $3,891,000 under the Agreement and an aggregate of $459,000 under the fixed return equity interest and contingent equity interests. Aggregate accrued interest totaled $116,000 on that date.

The Agreement defines certain Events of Default, one of which is the failure by the Company, on or before the second anniversary of the Effective Date, to make payments to the Investors equal to the outstanding Advances. On February 13, 2016, the Company had failed to make these payments.

Under the Agreement, upon an Event of Default, the Collateral Agent and the Investors have a number of remedies, including rights related to foreclosure or direct monetization of the Patents. As a result of the Event of Default discussed above, the sole and exclusive recourse of the Investors and the Collateral Agent is to form a special purpose entity to take possession of the Patents, subject to a perpetual, non-transferable, non-exclusive worldwide royalty-free license back to the Company. The Agreement further provides that, in the case of this default, the Collateral Agent and Investors will not, individually or collectively, seek to enforce any monetary judgment with respect to or against any assets of the Company other than the Patents and any payments received in respect of the Patents, including settlement payments, license fees and royalties on the Patents. In the event that the Collateral Agent or Investors foreclose on, and take possession of the Patents, the Company will still be entitled to receive any payments received in respect of the Patents in the event of a recovery by any substituted plaintiff in any related litigation proceedings, subject to payment of amounts owed under the Agreement to the Investors and the Collateral Agent. In addition, as a result of the default, the interest rate on the unpaid amounts due increased to 2% per year effective February 13, 2016.

The Company has been in discussions with the Investors to amend the Agreement or otherwise to remedy the Event of Default; however, there can be no assurance as to the ultimate success of these discussions.

The entry into the Agreement was reported in a Current Report on Form 8-K that was filed on February 18, 2014, to which a copy of the Agreement was attached as an exhibit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOCUMENT SECURITY SYSTEMS, INC.

Date: February 16, 2016	By:	/s/ Philip Jones
	Name:	Philip Jones
	Title:	Chief Financial Officer